Exhibit 99.1

Porch Group Appoints Sean Kell to Board of Directors as Independent Director

Independent Board Members Select Regi Vengalil as Lead Independent Director

SEATTLE, March 16, 2022 (GLOBE NEWSWIRE) – Porch Group, Inc. (“Porch” or “the Company”) (NASDAQ: PRCH), a leading vertical software company reinventing the home services industry, announced today that Sean Kell will be appointed to its Board of Directors, effective March 17, 2022. Javier Saade and Chris Terrill simultaneously concluded, effective upon Kell's appointment, their service on Porch’s Board given additional external responsibilities. As part of the Board update, the independent Board members appointed Regi Vengalil, currently Chair of the Mergers and Acquisition Committee of the Board, as the Company’s Lead Independent Director.

“We are pleased to welcome Sean– a highly qualified addition that will further strengthen our board,” said Porch Founder, Chairman and CEO Matt Ehrlichman. “As CEO of Blue Nile and A Place for Mom, Sean brings significant operational and marketing experience that we believe will be additive to our team and strategy. His input will help us deliver our strategy and drive sustained growth and returns.” He added, “we wish Javier and Chris the best in their endeavors, and are appreciative of their partnership to date.”

“I am grateful for my time on the Porch Board and pleased with the progress of the Company’s first year as a public company,” said Saade, former Lead Independent Director of Porch Group. “We have worked to ensure a smooth transition and I am confident Regi is well positioned to help guide the company into its next phase of growth.”

Vengalil added, “The Company deployed a comprehensive search process to source talent that continues to strengthen independent governance, diversity of perspective and leverages world-class perspective. Sean brings vast experience and a fresh view that will be valuable as we continue to grow in verticals such as home inspection, and digital mortgage automation, and further enhance our insurance and warranty offerings.”

Kell will serve on the Compensation and Mergers and Acquisitions Committees and is designated as a Class I director. Complete information about current Board committee composition and committee chair roles appears on the Company’s Investor Relations website.

About Sean Kell

Sean Kell is the chief executive officer at Blue Nile, serving in that role since 2019. He is charged with driving the Blue Nile strategic vision and elevating the company’s modern approach to purchasing handcrafted diamond rings and exquisite jewelry online. From 2011 to 2019, Mr. Kell served as CEO of A Place for Mom, a senior living marketplace, where he was responsible for overall brand management and business expansion. Mr. Kell has a proven track record of building successful businesses in ecommerce, digital innovation and product management across leading online retail organizations including Expedia, Hotels.com and Starbucks. He has also previously held various roles at McKinsey and IBM. Mr. Kell holds a Master of Business Administration from the University of Chicago and a Bachelor of Science in Electrical Engineering from the University of Southern California.

About Porch Group

Seattle-based Porch Group, the vertical software platform for the home, provides software and services to more than 24,000 home services companies such as home inspectors, mortgage companies and loan officers, title companies, moving companies, real estate agencies, utility companies, and warranty companies. Through these relationships and its multiple brands, Porch provides a moving concierge service to homebuyers, helping them save time and make better decisions on critical services, including insurance, warranty, moving, security, TV/internet, home repair and improvement, and more. To learn more about Porch, visit porchgroup.com or porch.com.

Press Contact:

Catherine Adcock
Gateway Group
(949) 574-3860
PR@porch.com

Investor Relations Contact:

Walter Ruddy, Head of Investor Relations & Treasury
Porch Group
(206) 715-2369
Walter@porch.com

Matt Glover/Alex Thompson
Gateway Group, Inc.
(949) 574-3860
PRCH@gatewayir.com